U.S. TIMBERLANDS HOLDINGS, L.L.C.
                                 c/o John Rudey
                         625 Madison Avenue, Suite 10-B
                               New York, NY 10022

                                                              May 10, 2001



Special Committee of the Board of Directors
U.S. Timberlands Services Company, L.L.C.
625 Madison Avenue
Suite 10-B
New York, NY  10022


Gentlemen:

         U.S. Timberlands Holdings, L.L.C., a Delaware limited liability company or an affiliate thereof ("Acquisition Corp.") is pleased to offer to purchase
(i) approximately 32 % of the issued and outstanding common limited partnership interests of U.S. Timberlands Company, L.P. (the "Company") for $7.75 per share in cash and (ii) the remaining common limited partnership interests not held by Acquisition Corp. or its affiliates for 9.625%, seven year promissory notes containing the terms attached hereto. The offer represents a premium of more than 20% over the closing sale price immediately prior to the Company's initial announcement of the potential for a going private transaction in November 2000 and more than 10% over the closing sale price on May 9, 2001. We propose that this transaction be accomplished through a tender offer with respect to the cash portion followed by the merger of Acquisition Corp. with and into the Company (the "Merger"). In connection with the proposed Merger, Acquisition Corp. has received an oral commitment from a major financial institution for sufficient financing to complete the transaction. We expect to receive a written commitment for such financing shortly. Acquisition Corp is controlled by members of management.

         Consummation of the tender offer and Merger will be subject to entering into a mutually satisfactory definitive merger agreement (the "Merger Agreement") and the conclusion of the financing transaction with respect to which the Company received an oral commitment. The Merger Agreement will contain standard representations, warranties, covenants and conditions for transactions similar to the Merger. The cash tender offer and the Merger are also subject to the dismissal or satisfactory settlement of the Company's outstanding class action litigation(s).

         Our proposal is not subject to a due diligence investigation.


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         This letter does not create a binding obligation upon the Company or
Acquisition Corp. No proposal or binding obligation upon the Company or Acquisition Corp. will be implied to exist unless and until the above described Merger Agreement has been executed and delivered by each of the Company and Acquisition Corp. We look forward to discussing this proposal with you at your earliest convenience.


                                                Very truly yours,

                                                U.S. TIMBERLANDS HOLDINGS, LLC


By:
                                                Name:  John M. Rudey
                                                Title: Chairman


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                    SUMMARY OF PROPOSED TERMS AND CONDITIONS
                         U.S. TIMBERLANDS COMPANY, L.P.

                            SENIOR SUBORDINATED NOTES
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                                      DRAFT

ISSUER:                          U.S. Timberlands Company, L.P. (the "Company")

BACKGROUND:                      The Company would issue subordinated debt in the second step of a going private transaction.

ISSUE:                           Senior Subordinated Notes (the "Notes") issued by the Company.

PRINCIPAL AMOUNT:                Approximately $37.3 million aggregate principal amount.

MATURITY:                        Seven years.

INTEREST:                        9.625% per annum, payable in cash semi-annually in arrears.

SECURITY:                        The Notes will be unsecured.

OFFER TO PURCHASE:
                                 The Company will make an offer to redeem the full principal amount of the Notes, at 101% of the principal amount thereof, plus any accrued interest, upon the occurrence of a change of control or a sale of all or substantially all of the assets of the Company.

OPTIONAL REDEMPTION:
                                 The Notes may be redeemed by the Company at any time beginning two years after the issuance date, in whole or in part, without premium or penalty.


EVENTS OF DEFAULT:               Failure to pay  principal or interest  when due (subject to 30 day  grace  period);  material  breach of  material  covenants after notice and opportunity to cure;  acceleration of Company indebtedness in amounts in excess of $5.0 million;  bankruptcy or insolvency  events;  and judgements or uninsured  losses in excess of $5.0 million.

GOVERNING LAW:                   The Notes, and all other documents related
                                 to the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts of law principles thereof.
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This Term Sheet is intended as a summary only and does not reference all of the terms, conditions, and other provisions which will be contained in the definitive documentation for the Notes and the transactions contemplated thereby.